Exhibit 10.10

January 21, 2025 Mike Jackson [***]

Subject: Offer of Employment Dear Mike,

We are pleased to confirm our offer of full-time employment with AEVEX Aerospace, in your position as Senior Vice President, Global Solutions. Your work location will be Remote, and you will report to Jeremy Watrous. Your anticipated start date is February 18, 2025, and the start of your employment is contingent upon successful completion of the following requirements:

•	Obtaining and/or maintaining your Top Secret/SCI government security clearance.

•	Completion of a satisfactory background check.

•	Completion and passing (no trace of illegal drugs) of an independent lab administered drug-screening test within 5 days of accepting your offer.

Rate of Pay: Your compensation will be based on an exempt, annual rate of $295,000.00, payable in biweekly amounts of $11,346.15, less required withholdings for employment taxes, etc. and other authorized deductions and is not eligible for overtime under FLSA requirements.

You will also receive a one-time Sign-On Bonus in an amount equal to $50,000.00, less required withholdings, and is payable upon your first paycheck.

In addition, you will be eligible to participate in the AEVEX Incentive Compensation Plan (ICP) with a target of 30% of your annual base salary. Your participation in the ICP will be prorated for the current year based on your hire date. The criteria for your ICP, including the determination of any amounts, shall be cooperatively established within 60 days of your start date, and will generally be based on a combination of organization-wide and individual performance criteria.

Benefits: You will be eligible the first of the month following your date of hire to participate in the company’s health, dental, life, disability benefits and 401K plans as may be amended or changed from time to time. Opportunity to participate in 401(k) retirement plan with predefined matching employer contributions and Professional Development program. You and your dependents will be subject to the terms, conditions, and limitations contained in the applicable plan documents. To learn more about AEVEX Benefits, visit: https://linktr.ee/aevexhr

Paid Time Off/Holidays: You will be eligible to accrue PTO at the rate and under the terms and conditions set forth in the Employee Handbook. Currently, the accrual rate for your position is set at the rate of 4.62 hours per bi-weekly pay period which annualizes to 120 hours per year. This includes paid sick leave as required by various local laws. In addition, AEVEX Aerospace offers 11 scheduled holidays.

Adjustments and Changes in Employment Status: Your first 90 days of employment will be considered a company and customary introductory period after which, your performance and continued employment will be reviewed. You understand that the Company reserves the right in its sole discretion to make personnel decisions regarding your employment, including but not limited to decisions regarding any promotion, salary adjustment, transfer, or disciplinary action, up to and including termination, consistent with the circumstances and needs of the business.

Representation and Warranty of Employee: By signing this offer letter, you are representing and warranting to the Company that the performance of your duties will not violate any agreements with, including but not limited to non-compete or non-disclosure agreements, or trade secrets of any other person or entity.

Term of Employment: Your employment with the Company is “at-will.” This means either you or the Company can terminate the employment relationship at any time with or without notice and with or without cause. The Company reserves the right in its sole discretion, to change your compensation and/or employee benefits at any time on a prospective basis.

Additional Agreement: As a condition of your employment, you agree to execute any additional agreements required by the Company at the start of your employment. This includes any agreements that relate to confidentiality, arbitration, or intellectual property assignment obligations to the Company. You further agree that at all times during your employment (and afterward as applicable), you will be bound by, and will fully comply with these additional agreements.

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This offer of employment, along with the Confidentiality Agreement, sets forth the terms and conditions of your employment with the Company and supersedes any prior representations or agreements concerning your employment with the Company, whether written or oral.

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You acknowledge and agree that you are not relying on any statements or representations concerning the Company or your employment with the Company, except those made in this agreement. This offer of employment may not be modified or amended except by a written agreement signed by you and an authorized officer of the Company.

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It is the policy of the Company not to solicit or accept proprietary information and/or trade secrets of other companies or third parties. If you have or have had access to trade secrets or other confidential, proprietary information from your former employer or another third party, the use of such information in performing your duties at the Company is prohibited. This may include but is not limited to, confidential or proprietary information in the form of documents, magnetic media, software, customer lists, and business plans or strategies. You must also advise the Company before your employment start date of any restrictions on your ability to work for the Company, such as any covenants not to compete or solicit with any former employers. The Company reserves the right to rescind this offer should it determine that any such restriction poses a legal risk to the Company.

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As required by law, you must complete an I-9 form on the first day of employment with the company. Within three (3) days of your hire date, you must present the Company with documents that prove your eligibility to work in the United States and your identity. Only documents included on the government-approved list can be used to prove your identity and eligibility to work in the United States.

All Company benefit plans will be governed by and subject to plan documents and/or written policies. The Company reserves the right to amend, modify, and/or terminate any of its employee benefit plans or policies at any time, subject to applicable legal requirements.

Mike Jackson, AEVEX Aerospace offers unlimited opportunities to contribute to challenging, important programs. We’re confident that your talent, experience, and dedication will add great value to our team and our mission, and you’ll find AEVEX Aerospace a rewarding, fulfilling employment opportunity.

This offer is valid until January 23, 2025. Please submit your acceptance by this date.

Sincerely,

Allan LeBlanc

Sr. Director, Human Resources

I accept and agree to the terms listed in this offer letter.

/s/ Mike Jackson

Mike Jackson